Exhibit 10.1

AMENDMENT NO. 7 TO THE LOAN AND SECURITY AGREEMENT

DATED AS OF JANUARY 31, 2002

AMONG LASALLE BANK NATIONAL ASSOCIATION, AS A LENDER

AND AS AGENT FOR THE LENDERS, THE LENDERS

AND COBRA ELECTRONICS CORPORATION

THIS AMENDMENT NO. 7 (this “Amendment”) is made as of the 22nd day of February, 2006 to the Loan and Security Agreement dated January 31, 2002 (as amended from time to time, the “Loan Agreement”); unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Loan Agreement among Cobra Electronics Corporation (“Borrower”), LaSalle Bank National Association as agent (“Agent”) for itself (in its individual capacity, “LaSalle”) and the other Lenders from time to time party thereto.

WHEREAS, Borrower has requested that Agent and Lenders amend certain provisions of the Loan Agreement and Agent and Lenders have agreed to do so subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants herein contained, and such other consideration as the parties mutually agree, the parties hereto agree as follows:

1. Amendment. Borrower, Agent and Lenders agree to amend the Loan Agreement as follows:

(a) Section 13(d) of the Loan Agreement is hereby amended and restated in its entirety, as follows:

(d) Mergers, Sales, Acquisitions, Subsidiaries and Other Transactions Outside the Ordinary Course of Business.

Borrower shall not (i) enter into any merger or consolidation; (ii) change the state of Borrower’s organization or enter into any transaction which has the effect of changing Borrower’s state of organization (iii) sell, lease or otherwise dispose of any of its assets other than in the ordinary course of business and sales of Accounts pursuant to a Factoring Arrangement; (iv) purchase the stock, other equity interests or all or a material portion of the assets of any Person or division of such Person; or (v) enter into any other transaction outside the ordinary course of Borrower’s business, including, without limitation, any purchase, redemption or retirement of any shares of any class of its stock or any other equity interest, and any issuance of any shares of, or warrants or other rights to receive or purchase any shares of, any class of its stock or any other equity interest except (A) in connection with Borrower’s stock option plans as in effect on the date hereof or arising after the date hereof (but subject to any limitations set forth in clause (B) of this subsection) and (B) Borrower may repurchase any of its shares of stock on the open market or pay cash dividends or distributions on its shares of stock so long as (x) the aggregate amount of such purchases, dividends and distributions does not exceed $3,000,000 during any calendar year or $5,000,000 from the date hereof through the end of the Original Term, (y) after giving effect to any such payment, Borrower shall have Excess Availability of at least $5,000,000 and (z) as of the end of the month immediately preceding the date of such purchase EBIT, for the 12 month period ending on such date, minus the amount of such purchase, dividend or distribution, shall exceed $5,000,000 and (C) Borrower and its Subsidiaries may enter into Permitted Acquisitions so long as no Event of Default is then continuing or would be caused thereby. Borrower shall promptly notify Agent of the filing of any Rule 13-d filing with the Securities Exchange Commission in respect of Borrower’s stock. Borrower shall not form any Subsidiaries or enter into any joint ventures or partnerships with any other Person.

(b) Section 13(e) of the Loan Agreement is hereby amended and restated in its entirety, as follows:

(e) Dividends and Distributions.

Borrower shall not declare or pay any cash dividend or other distribution on any class of its stock except as expressly permitted pursuant to subsection 13(d).

2. Representations and Warranties of Borrower. Borrower represents and warrants that, as of the date hereof:

(a) Borrower has the right and power and is duly authorized to enter into this Amendment and all other agreements executed in connection herewith;

(b) After giving effect to this Amendment, no Event of Default or an event or condition which upon notice, lapse of time or both will constitute an Event of Default has occurred and is continuing;

(c) The execution, delivery and performance by Borrower of this Amendment and the other agreements to which Borrower is a party (i) have been duly authorized by all necessary action on its part; (ii) do not and will not, by the lapse of time, giving of notice or otherwise, violate the provisions of the terms of its Certificate of Incorporation or By-Laws, or of any mortgage, indenture, security agreement, contract, undertaking or other agreement to which Borrower is a party, or which purports to be binding on Borrower or any of its properties; (iii) do not and will not, by lapse of time, the giving of notice or otherwise, contravene any governmental restriction to which Borrower or any of its properties may be subject; and (iv) do not and will not, except as contemplated in the Loan Agreement, result in the imposition of any lien, charge, security interest or encumbrance upon any of Borrower’s properties under any indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument to which Borrower is a party or which purports to be binding on Borrower or any of its properties;

(d) No consent, license, registration or approval of any governmental authority, bureau or agency is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment and the other agreements executed by Borrower in connection herewith;

(e) This Amendment and the other agreements executed by Borrower in connection herewith have been duly executed and delivered by Borrower and are enforceable against Borrower in accordance with their terms; and

(f) All information, reports and other papers and data heretofore furnished to Agent by Borrower in connection with this Amendment, the Loan Agreement and Other Agreements are accurate and correct in all material respects and complete insofar as may be necessary to give Agent true and accurate knowledge of the subject matter thereof. Borrower has disclosed to Agent every fact of which it is aware which would reasonably be expected to materially and adversely affect the business, operations or financial condition of Borrower or the ability of Borrower to perform its obligations under this Amendment, the Loan Agreement or under any of the Other Agreements. None of the information furnished to Agent by or on behalf of Borrower contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained herein or therein not materially misleading.

3. Conditions Precedent. The amendments to the Loan Agreement set forth in this Amendment shall become effective as of the date of this Amendment upon the execution of the Amendment by all parties hereto.

4. Fees and Expenses. Borrower agrees to pay all legal fees and other expenses, whether for in-house or outside counsel, incurred by Agent in connection with this Agreement and the transactions contemplated hereby.

5. Loan Agreement Remains in Force. Except as specifically amended hereby, all of the terms and conditions of the Loan Agreement shall remain in full force and effect and this Agreement shall not be a waiver of any rights or remedies which Agent or Lenders have provided for in the Loan Agreement and all such terms and conditions are herewith ratified, adopted, approved and accepted.

6. Additional Documents. Upon the request of Agent, Borrower will cause to be done, executed, acknowledged and delivered all such further acts, conveyances and assurances as Agent from time to time may reasonably request of Borrower for accomplishing the transaction referred to herein.

7. No Novation. This Amendment and all other agreements executed by Borrower on the date hereof are not intended to nor shall be construed to create a novation or accord and satisfaction, and shall only be a modification and extension of the existing Liabilities of Borrower to Lenders.

8. Entire Agreement. This Amendment and the other documents it refers to comprise the entire agreement relating to the subject matter they cover and supersede any and all prior written or oral agreements among Agent, Lenders and Borrower relating thereto.

9. Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Except as expressly provided for herein, the terms and conditions of the Loan Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, Borrower, Agent and Lenders have caused this Amendment to be duly executed by their proper duly authorized officers oaf the day and year first set forth above.

LASALLE BANK NATIONAL ASSOCIATION, as Agent and as a Lender

By	/s/ Steven M. Marks
Its	Senior Vice President

NATIONAL CITY BANK OF MICHIGAN/ILLINOIS, as a Lender

By	/s/ Michael L. Monninger
Its	Vice President

US BANK, NATIONAL ASSOCIATION, successor by merger to Firstar Bank, N.A., as a Lender

By	/s/ Timothy A. Fossa
Its	Senior Vice President

COBRA ELECTRONICS CORPORATION

By	/s/ Michael Smith
Its	Senior Vice President and Chief Financial Officer